Exhibit 99.1

Aimmune Therapeutics Reports Positive Findings for ARC002
Follow-On Phase 2 Study of AR101 for Treatment of Peanut Allergy

— Aimmune Plans to Release Full ARC002 Data at AAAAI Meeting in March 2016 —

BRISBANE, California, November 11, 2015 — Aimmune Therapeutics, Inc. (Nasdaq:AIMT), a biopharmaceutical company developing desensitization treatments for food allergies, today announced positive findings for its ARC002 clinical trial, a follow-on Phase 2 study of the company’s lead product candidate, AR101 for the treatment of peanut allergy. The open-label ARC002 trial, which enrolled patients 4-21 years of age who completed the ARC001 trial earlier this year, moved former placebo patients to active treatment and followed all patients through an additional 12-week maintenance period.

In the ARC002 trial:

•	The efficacy results of ARC001 were confirmed in patients who rolled over from placebo;
•	No treatment-related serious adverse events occurred;
•	AR101’s tolerability was supported by a low incidence of adverse events during 12 weeks of maintenance therapy; and
•	A daily dose of 300 mg of AR101 for 12 weeks maintained the level of desensitization achieved from up-dosing.

“The data from our ARC002 trial bolster the positive findings of our ARC001 trial, in which all 23 patients who completed active treatment achieved desensitization to a cumulative amount of at least 443 mg of peanut protein, and 18 of those patients achieved desensitization to a cumulative amount of 1,043 mg of peanut protein, over a period of approximately 22 weeks of up-dosing,” said Aimmune CEO Stephen Dilly, M.B.B.S., Ph.D. “In food allergy studies, real-world safety comes from efficacy — every day a patient is not desensitized is a day he or she is not safe from an accidental exposure triggering a potentially life-threatening reaction. As an accidental exposure to peanut would likely involve an amount less than or equal to a whole peanut kernel, which typically contains 250-300 mg of peanut protein, both our Phase 2 trials have now demonstrated that treatment with AR101 may confer meaningful protection against accidental exposure to peanut in just 22 weeks.”

In the ARC002 trial, patients from the placebo arm of the ARC001 trial repeated the same up-dosing regimen as in ARC001, but with the knowledge that they were receiving active doses of AR101. After approximately 22 weeks of up-dosing, the patients were administered a double-blind, placebo-controlled food challenge

(DBPCFC) to assess their levels of desensitization to peanut protein, with a maximum challenge dose of 600 mg (1,043 mg cumulative) of peanut protein. The efficacy, safety, tolerability and dropout rate results for these patients were consistent with those of the patients in the active treatment arm of ARC001.

Additionally, the ARC002 trial looked at the effects of AR101 after all patients completed a further 12-week maintenance period on a 300 mg daily dose of AR101. At the end of the period, patients were administered a DBPCFC with a higher maximum challenge dose of 1,000 mg (2,043 mg cumulative) of peanut protein. The results of these DBPCFCs demonstrated that patients remained desensitized after 12 weeks on a 300 mg daily dose of AR101, and many patients were able to tolerate the higher maximum challenge dose. Furthermore, the frequency of adverse events during the maintenance period of the ARC002 trial was markedly lower than during the active up-dosing regimens of both the ARC001 and ARC002 trials.

“Oral immunotherapy literature points toward desensitization to peanut protein increasing with duration of low-dose maintenance therapy,” said Aimmune Chief Medical Officer Robert Elfont, M.D., Ph.D. “Given the robust efficacy seen at our ARC001 exit DBPCFCs after just two weeks at the daily maintenance dose of 300 mg of AR101, we were interested in analyzing the effect of a longer maintenance period as well as the potential to show desensitization at a higher challenge dose of peanut protein. ARC002 showed that after 12 weeks of maintenance dosing, the desensitization levels patients had achieved with up-dosing were sustained, and a substantial number of patients were able to tolerate a 1,000 mg challenge (2,043 mg cumulative) dose of peanut protein. We know that the exposure thresholds that trigger allergic reactions can fluctuate significantly from day to day, so achieving a higher level of desensitization could provide allergists and their patients with an increased sense of security. We are looking forward to learning about the long-term efficacy and safety of AR101 in our PALISADE Phase 3 pivotal trial.”

Aimmune plans to initiate enrollment in the PALISADE (Peanut ALlergy oral Immunotherapy Study of Ar101 for DEsensitization in children and adults) Phase 3 pivotal trial for AR101 at the beginning of 2016 to support regulatory submissions in the United States and the European Union. PALISADE is an international, randomized, double-blind, placebo-controlled trial that is expected to enroll approximately 500 peanut-allergic children, adolescents and adults 4-55 years of age. AR101 has received the FDA’s Breakthrough Therapy Designation for the desensitization of peanut-allergic patients 4-17 years of age.

Aimmune plans to release a comprehensive review of the data from its ARC002 trial at the American Academy of Allergy, Asthma, and Immunology (AAAAI) meeting in March 2016.

About AR101 and CODIT™

Aimmune Therapeutics is developing AR101 as a potential desensitization therapy for patients with peanut allergy to provide them with protection from peanut allergens at a level believed to substantially exceed the amount typically encountered in an accidental exposure. AR101 is a complex formulation of naturally occurring peanut proteins and pharmaceutical-grade inactive ingredients. Aimmune tests AR101 for three key allergenic proteins (Ara h1, h2 and h6), which are representative of the full range of peanut allergens. This process ensures the consistency of AR101 and enables the convenient dosing of consistent amounts of peanut protein with well-defined concentrations of peanut allergens. Patients ingest AR101 mixed into small amounts of palatable, age-appropriate food.

AR101 is part of Aimmune’s approach to treating food allergies using its characterized oral desensitization immunotherapy, or CODIT™, system. The CODIT system leverages extensive independent scientific research on oral immunotherapy, or OIT, demonstrating that food allergy patients can be desensitized to food allergens by being administered well-defined, gradually increasing doses of the allergen over a period of months. Aimmune’s CODIT system is designed to precisely control the amounts of the allergens administered in a systematic dosing regimen, beginning with very low doses of the allergens. Once a patient attains desensitization to a clinically meaningful level, the patient continues to take a daily maintenance dose of the CODIT system product in order to maintain the desensitization.

About Food Allergies

Food allergies are a significant and growing health problem in the United States, Europe and throughout the developed world. It is estimated that more than 30 million people in the United States and Europe have a food allergy, and more than five million people in the United States and Europe have peanut allergy, including more than two million children. The prevalence of peanut allergy in children in the United States is estimated to have increased at a constant annual growth rate of approximately 10 percent between 1997 and 2008, and experts believe it has continued to rise since 2008. For people living with food allergies, certain foods can cause severe allergic reactions, including potentially life-threatening anaphylaxis. There are no approved medical therapies to cure food allergies or prevent their effects. Currently, food-allergic patients manage their condition by strict allergen avoidance and carrying epinephrine auto-injectors for use in case of accidental exposure. Thus, in addition to the unmet medical need, food allergies can impose a significant quality of life burden. For more information, please see www.foodallergy.org and www.niaid.nih.gov/topics/foodallergy.

About Aimmune Therapeutics

Aimmune Therapeutics, Inc., founded in 2011 as Allergen Research Corporation (ARC), is a clinical-stage biopharmaceutical company developing treatments for peanut allergy and other food allergies. The company’s characterized oral desensitization immunotherapy (CODIT™) system, an approach to oral immunotherapy (OIT), uses rigorously characterized product candidates with gradual, controlled up-dosing protocols to obtain clinically meaningful desensitization to food allergens. Aimmune Therapeutics plans to initiate enrollment in a Phase 3 study of its lead product, AR101, a complex mixture of natural peanut proteins and pharmaceutical-grade ingredients for the treatment of peanut allergy, one of the most common food allergies, at the beginning of 2016. For more information, please see www.aimmune.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the timing and size of Aimmune’s planned Phase 3 PALISADE trial; Aimmune’s plans regarding release of its ARC002 data; Aimmune’s expectations regarding the potential benefits of AR101; and Aimmune’s expectations regarding potential applications of the CODIT™ system. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the expectation that Aimmune will need additional funds to finance its operations; the company’s ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; the possibility that Aimmune’s clinical trials will not be successful; the company’s reliance on third parties for the manufacture of the company’s product candidates; possible regulatory developments in the United States and foreign countries; and the company’s ability to attract and retain senior management personnel.  These and other risks and uncertainties are described more fully in Aimmune's most recent filings with the Securities and Exchange Commission, including the prospectus relating to the initial public offering dated August 5, 2015, and the Quarterly Report on Form 10-Q for the third quarter of 2015 filed on November 4, 2015. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aimmune undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

This press release concerns a product that is under clinical investigation and that has not yet been approved for marketing by the U.S. Food and Drug Administration (FDA) or the European Medicines Agency (EMA). It is currently limited to investigational use, and no representation is made as to its safety or effectiveness for the purposes for which it is being investigated.

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Contacts:

Investors

Amy Figueroa

(650) 352-1039

investorrelations@aimmune.com

Media

Amanda Breeding, Edelman

(415) 229-7649

amanda.breeding@edelman.com